Free Writing Prospectus
Dated March 11, 2010
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

Morgan Stanley Fourth Quarter 2009 Overview

March 2010

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2009 and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009 and Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-584-6837.

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Index

[] Consolidated Financial Highlights
[] Institutional Securities
[] Asset Management
[] Global Wealth Management Group
[] Firmwide Real Estate Investments
[] Prudent Capital and Risk Management
[] Funding Diversification

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Consolidated Financial Highlights

4Q09 Highlights
Net Revenues ($Bn)                              6.8
PBT ($Bn)                                       0.64
Net Income Applicable to MS ($Bn)               0.62
Diluted EPS from Continuing Operations ($)      0.14
Adjustment from Debt-Related Credit Spreads ($) (0.27)
Book Value per Share ($)                        27.26
Tangible Book value per common share (1) ($)  21.67

4Q09 Net Revenues of $6.8 Bn(2)

Business Mix 4Q09

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Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) Tangible Book value per common share equals tangible common equity divided by period end common shares outstanding.
(2) The year ended December 31, 2009 includes results from the Morgan Stanley
Smith Barney joint venture effective from May 31, 2009.
(3) Represents combined revenues from Fixed Income Sales and Trading and Other
Sales and Trading.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Institutional Securities

Net Revenue
($MM)

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4Q 2009 Highlights -

[] Investment Banking delivered strong results[] #1 in Global Announced and
Completed M&A

[] Securing the top spot in both the Americas and Europe

[] Revenues of $3.2   billion included approximately $600  million negative
impact from tightening credit spreads [] Positioning the Sales & Trading business for growth through global hiring plan, integrated analytics  and new management

Source:
Morgan Stanley Earnings Conference Call, SEC Filings, Thomson Reuters -- for
the period of January 1, 2009 to December 31, 2009.
(1) Represents combined revenues from Fixed Income Sales and Trading and Other
Sales and Trading. Other sales and trading net revenue primarily includes net gains/losses from the mark-to-market of loans and closed and pipeline commitments and related hedges, and results related to Investment Banking and other activities.
(2) Includes Investment gains and losses, fees and other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Global Wealth Management Group

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4Q 2009 Highlights -

[] Revenue of $3.1bn   in line with retail environment

[] Full year JV integration costs were $280  million[] Full year JV closing costs $221  million mostly related to FA replacement awards[] $231  million PBT and 7% PBT margin [] Excluding integration costs of $146  million, PBT at $377
million and PBT margin at 12%[] 18,135 Financial   Advisors[] FA turnover
within top two quintiles remained at historic lows[] $1.6   trillion total
client assets [] Client assets per global representative of $86  million[]
$692,000  average annualized revenue per global representative

 Source:

 Morgan Stanley Earnings Conference Call, SEC Filings

(1) The quarters ended June 30, 2009, September 30, 2009 and December 31, 2009
include results from Morgan Stanley Smith Barney joint venture effective from
May 31, 2009.

(2) "Other" includes Investment Banking and Other revenues.

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This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Asset Management

Net Revenue (4) ($MM)

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4Q 2009 Highlights -

[] Core business (2) -- Net revenues of $357million  represent the business'
fourth consecutive profitable  quarter
[] Merchant Banking -- Net revenues of $153  million were driven by gains in principal investments
[] Total assets under management of $266  billion(3)
[] Total net inflows were $10.3   billion
and the Core business generated positive inflows for the first time since 2Q08

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) "Other" includes Investment Banking, Net Interest and Dividends,
Commissions and Other revenues. (2) "Core business" includes traditional, hedge funds and fund of funds asset management.
(3) AUM data has been restated and excludes assets that will be transferred to
Invesco upon the deal's close.
(4) Financial results related to Crescent and the retail asset management business being sold to Invesco have been reclassified to discontinued
operations.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Firmwide Real Estate Investments

Total Real Estate Investments of $3.7bn (1)

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Notable Points

[] Decrease driven by conveyance of Crescent's assets to its third party lender in full satisfaction of its approximately $2  billion outstanding loan in
November 2009.

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) These balances exclude investments that benefit certain deferred compensation and employee co-investment plans.
(2) Consolidated statement of income amounts directly related to investments held by consolidated subsidiaries are condensed in this presentation and include principal transactions, net operating revenues and expenses and impairment charges.
(3) In the third quarter, Morgan Stanley consolidated certain real estate funds. This resulted in a transfer of investment assets of $0.2 billion, which is net of non-controlling interests of $0.6 billion, from Real Estate Funds to
Consolidated Interests. The results for the quarter and twelve months ended
December 31, 2009 for these newly consolidated subsidiaries, net of non-controlling interests, were not significant.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Prudent Capital and Risk Management

Capital

[] Industry appropriate capital ratios
[] Tier 1 Capital: 15.3% (1)
[] Tier 1
Common: 8.2% (1)

Funding

[] Diversified and stabilized funding sources
[] Bank Deposits of $54Bn  ($112.5Bn in MSSB) (2)
[] Issued non-guaranteed
long-term  debt

Risk

[] Disciplined risk taking
[] Focus on client flows
[] Focus on no outsized risk positions

Source: 4Q09 Earnings Release (1) Under Basel I, as of 4Q09
(2) As of 4Q09 not including CDs and Other Deposits

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Funding Diversification

Composition of Funding Liabilities and Equity

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Source: Morgan Stanley SEC Filings
(1) 4Q08 numbers as reported on a calendar -year basis. 4Q08 Liabilities and
Equity -- Commercial Paper & Other Short-Term Borrowings - $10.1, Long-Term
Debt - $179.8, Secured Financing - $119.3, Deposits - $51.4, Shareholders
Equity - $48.8 (2) 4Q09 numbers as reported on a calendar -year basis. 4Q09
Liabilities and Equity -- Commercial Paper & Other Short-Term Borrowings -
$2.4, Long-Term Debt - $193.4, Secured Financing - $193.7, Deposits - $62.2,
Shareholders Equity - $46.7

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.